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                             TABLE OF CONTENTS

ARTICLE I

DEFINITIONS..............................................  1
   1.1    Affiliate......................................  1
   1.2    Beneficiary....................................  2
   1.3    Board..........................................  2
   1.4    Code...........................................  2
   1.5    Committee......................................  2
   1.6    Company........................................  2
   1.7    Disability and Disabled........................  2
   1.8    Early Retirement Date..........................  3
   1.9    Final Average Pay..............................  4
   1.10   Normal Retirement Date.........................  4
   1.11   Participant....................................  4
   1.12   Service........................................  4
   1.13   Termination of Employment......................  4

ARTICLE II

ELIGIBILITY..............................................  5
   2.1    In General.....................................  5
   2.2    Initial Participants...........................  5

ARTICLE III

RETIREMENT BENEFITS......................................  5
   3.1    Normal Retirement Benefit......................  5
   3.2    Early Retirement Benefit.......................  5
   3.3    Disability Retirement Benefit..................  6
   3.4    Change of Control..............................  7
   3.5    No Duplication.................................  8

ARTICLE IV

SURVIVOR BENEFITS........................................  8
   4.1    Post-Retirement Survivor Benefit...............  8
   4.2    Pre-Retirement Survivor Benefit................  9

ARTICLE V

CONDITIONS RELATED TO BENEFITS........................... 10
   5.1    Administration of Plan......................... 10
   5.2    Grantor Trust.................................. 10
   5.3    No Right to Company Assets..................... 11
   5.4    Forfeiture..................................... 11
   5.5    No Employment Rights........................... 11

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   5.6    Company's Rights to Terminate and Amend........ 12
   5.7    Protective Provisions.......................... 12
   5.8    No Right of Offset............................. 12
   5.9    No Third Party Rights.......................... 13

ARTICLE VI

MISCELLANEOUS............................................ 13
   6.1    Nonassignability............................... 13
   6.2    Withholding.................................... 14
   6.3    Gender and Number.............................. 14
   6.4    Notice......................................... 14
   6.5    Validity....................................... 15
   6.6    Applicable Law................................. 15

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                        AEROFLEX INCORPORATED
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          The purpose of this Supplemental Executive
   Retirement Plan (the "Plan") is to provide a further means whereby Aeroflex Incorporated may attract, retain and encourage the productive efforts of a select group of officers and senior executives who render valuable services to Aeroflex Incorporated and its subsidiaries, constituting an important contribution toward Aeroflex Incorporated's continued growth and success. The Plan provides lifetime pension benefits to participants who qualify for such benefits (generally described in Article III) and may also provide benefits to a surviving named beneficiary following a qualifying participant's death (generally described in Article IV).
          The Plan reads as follows:

                              ARTICLE I

                             DEFINITIONS

          The following terms used in this Plan shall have the designated meaning, unless a different meaning is required by the context.
          1.1 Affiliate. Any trade or business, whether or not incorporated, which (a) at the time of reference (i) controls, is controlled by or is under common control with the Company within the meaning of Code section 414(b) or (c) or (ii) is, together with the Company, a member of an

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   affiliated service group within the meaning of Code section
   414(m) or (b) is designated as an Affiliate by the Committee (but only for such periods as the Committee shall prescribe in such designation).
          1.2 Beneficiary. The person or persons named by a Participant as a beneficiary under the Plan in accordance with procedures determined by the Committee, but only if such person or persons survive the Participant. If no beneficiary has been named by the Participant, such Participant's Beneficiary shall be his spouse or, if none, his estate.
          1.3  Board.  The Board of Directors of the
   Company.
          1.4 Code. The Internal Revenue Code of 1986, as amended.
          1.5 Committee. The Compensation Committee of the Board or such other committee designated by the Board.
          1.6  Company.  Aeroflex Incorporated and its
   successors.
          1.7 Disability and Disabled. A Participant's total inability to perform the customary duties of his employment by reason of any medical or psychological illness or condition which is expected to be permanent or of indefinite duration, excluding any such illness or condition which results from self-inflicted injury, alcoholism or drug

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   abuse.  Whether or not a Participant has incurred a
   Disability or continues to be Disabled shall be determined solely by the Committee in its discretion, on the basis of evidence satisfactory to it.
          1.8 Early Retirement Date. The date on which both (a) the Participant has attained age fifty-five (55); and (b) the sum of the Participant's age and years of Service is equal to at least seventy (70). The Committee may prescribe other age and service requirements for some or all Participants.
          1.9  Final Average Pay.  The average monthly
   compensation of a Participant for the three calendar years of his last ten calendar years of Service during which he received the largest total amount of compensation; provided, that Service prior to January 1, 1994 shall be disregarded; and provided, further, that if a Participant has less than three calendar years of Service on or after January 1, 1994, the average shall be taken over his total period of Service on or after January 1, 1994. For this purpose a Participant's "compensation" shall mean his total cash compensation paid by the Company and its Affiliates as reported on Form W-2 but excluding compensation derived from stock options, stock appreciation rights and any other stock-related incentive compensation; provided, that amounts deferred at a Participant's election under a plan described

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   in Code sections 125 and/or 401(k) and/or under any
   nonqualified plan of deferred compensation shall be taken into account as if actually paid to the Participant in the year to which the deferral relates, and shall for purpose of this Plan be excluded from compensation in the year in which actually paid. If a Participant's Service includes an approved period of unpaid leave of absence, he shall be deemed to have received compensation during such period of absence at his monthly rate of base compensation in effect immediately prior to the start of such absence.
          1.10 Normal Retirement Date. The date on which the Participant attains age seventy (70).
          1.11 Participant. An individual who has been designated as a Participant pursuant to Article II.
          1.12 Service. The number of months of each period of employment with the Company and its Affiliates, any predecessor company, any predecessor of an Affiliate and any other company designated by the Committee. Leaves of absence of not more than 24 months may be taken into account as Service, to the extent provided by the Committee.
          1.13 Termination of Employment. References hereunder to a Participant's termination of employment, the date a Participant's employment terminates and the like, shall refer to the ceasing of the Participant's employment

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   with the Company and all Affiliates for any reason,
   including death.

                            ARTICLE II

                            ELIGIBILITY

          2.1 In General. The Committee may at any time and from time to time designate any officer or senior executive of the Company or any Affiliate as a Plan Participant.
          2.2 Initial Participants. The individuals listed on Schedule A are designated as Participants effective January 1, 1994.

                         ARTICLE III

                      RETIREMENT BENEFITS

          3.1 Normal Retirement Benefit. If a Partici-pant's employment terminates on or after his Normal Retire-ment Date, the Company will pay the Participant a monthly benefit, starting on the first of the month after his employment terminates and ending with the payment for the month in which his death occurs. Such monthly benefit shall be in an amount equal to fifty percent (50%) of his Final Average Pay.
          3.2 Early Retirement Benefit. If a Participant's employment terminates on or after his Early Retirement Date (and before his Normal Retirement Date), the Company will

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   pay the Participant a monthly benefit starting on the first of the month after his employment terminates and ending with the payment for the month in which his death occurs. Such monthly benefit shall be in an amount equal to (a) fifty percent (50%) of his Final Average Pay, reduced by (b) 0.25% for each month by which his retirement date precedes his Normal Retirement Date.
          3.3  Disability Retirement Benefit.
               (a)  If a Participant shall incur a
   Disability while employed by the Company or any Affiliate, the Company shall pay such Participant a monthly benefit starting on the first day of the twelfth (12th) month after his employment terminates and ending with the payment for the month in which his death occurs. Such monthly benefit shall be (a) fifty percent (50%) of his Final Average Pay, reduced by (b) the amount of any disability benefits payable under the Participant's employment agreement, if any.
               (b) If a Participant who incurs a Disability while employed by the Company or any Affiliate shall cease to be Disabled, no benefits shall be paid on account of such Disability with respect to periods after recovery from such Disability. If such a recovered Participant shall thereafter be employed (or reemployed) as an officer or senior executive of the Company or any Affiliate, he shall be entitled to participate in the Plan as if he had been

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   employed throughout the period of his Disability and shall be deemed to have received compensation during such period of Disability at a rate equal to his rate of Final Average Pay determined immediately prior to his Disability. The benefit, if any, ultimately payable to or in behalf of such a recovered Participant shall be determined without respect to Disability benefits previously paid.
          3.4 Change of Control. In the event that there shall be a Change of Control of the Company or of any person directly or indirectly controlling the Company on January 1, 1994, and the Participant terminates employment with the Company in accordance with his employment agreement (or, if the Participant is not covered by a written employment agreement, within six months after the Change of Control), whether or not the Participant has otherwise satisfied the conditions for a benefit under Section 3.1, 3.2 or 3.3, the Participant shall be entitled to receive a monthly benefit starting on the first day of the month following his termination of employment. The amount of such benefit shall be fifty percent (50%) of the Participant's Final Average Pay. For purposes of this Section 3.4, a "Change of Control" means (a) a change in control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934 ("Exchange Act"); (b) if, during the Participant's period of Service, any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange
   Act) other than the Company or any person who on January 1, 1994 is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% of the voting power of the Company's then outstanding securities; or (c) if, during the Participant's period of Service, individuals who at the beginning of such period constitute the Board cease for any reason other than death, disability or retirement to constitute at least a majority thereof.
          3.5 No Duplication. In no event shall benefits become payable to any Participant under more than one Section of this Article III.

                             ARTICLE IV

                         SURVIVOR BENEFITS

          4.1  Post-Retirement Survivor Benefit.  If a
   Participant dies after payment of his benefits under
   Article III has started or after incurring a Disability but before the payment of benefits under Section 3.3 has commenced, the Company shall pay a monthly benefit to the Participant's Beneficiary, if any, starting on the first of the month immediately following the month in which the Participant dies and continuing until the sum of the payments made under the Plan to the Participant and his

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   Beneficiary equals one hundred twenty (120).  Such monthly benefit shall be in an amount equal to the monthly benefit the Participant was receiving under the Plan prior to his death (or, in the case of a Disabled Participant, the monthly benefit the Participant would have been entitled to receive had he survived until payments were to have begun under Section 3.3).
          4.2 Pre-Retirement Survivor Benefit. If (a) a Participant dies while employed by the Company, (b) on the date of such Participant's death the sum of his age and years of Service is at least 70, and (c) the Participant dies after attaining age 55, the Company shall pay a monthly benefit to the Participant's Beneficiary, starting on the first of the month immediately following the month in which the Participant dies and continuing until the number of payments made to the Beneficiary equals 120. The amount of such benefit shall be fifty percent (50%) of the Participant's Final Average Pay, reduced by 0.25% for each month by which the Participant's death precedes his Normal Retirement Date.

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                            ARTICLE V
                CONDITIONS RELATED TO BENEFITS

          5.1 Administration of Plan. The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such procedures, rules and regulations as it may deem necessary or advisable for the administration of the Plan, and the operation of the Committee's activities shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving on the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member in his capacity as a Participant.
          5.2 Grantor Trust. Prior to the occurrence of a Change of Control, the Company may create a grantor trust (within the meaning of Code section 671) in connection with the adoption of this Plan to which it may from time to time contribute amounts to accumulate a reserve against its obligations hereunder. In the event of a Change of Control, the Company shall contribute to such an irrevocable grantor trust an amount determined by the Trustee to be equal to the amount necessary to fully fund, at the time of the Change of Control, all benefits reasonably expected to be paid under the Plan. Notwithstanding the creation of any such trust, the benefits hereunder shall be a general obligation of the Company. Payment of benefits from any such trust shall, to that extent, discharge the Company's obligations under this Plan. A Participant shall have only a contractual right as a general creditor of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or any such trust.
          5.3 No Right to Company Assets. Neither a Par-ticipant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in or to any policy or policies or insurance on the life of a Participant owned by the Company.
          5.4  Forfeiture.  Except as provided in Sections
   3.3 and 3.4, if a Participant terminates employment for any reason other than death at a time when the Participant is not eligible for benefits under Article III hereof, such Participant shall irrevocably forfeit any and all rights to any benefits hereunder.
          5.5 No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company or any Affiliate to continue the service of a Participant, or obligate a Participant to continue in the service of the Company or any Affiliate, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.
          5.6 Company's Rights to Terminate and Amend. The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan by action of the Board. Notwithstanding the foregoing, no such amendment or termination shall reduce the amount of the benefit theretofore accrued by any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit (including contingent death benefits) based on the provisions of the Plan as theretofore in effect (in each case, unless the Participant expressly consents thereto in writing).
          5.7 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all infor-mation requested by the Company in order to facilitate the payment of benefits hereunder.
          5.8  No Right of Offset.  If at any time any
   payment is to be made hereunder, a Participant is indebted to the Company or otherwise subject to a monetary claim by the Company, the payments remaining to be paid on behalf of the Participant shall nevertheless be paid without reduction by or setoff against the amount of such indebtedness or claim.
          5.9 No Third Party Rights. Nothing in this Plan or any trust established pursuant to Section 5.2 hereof shall be construed to create any rights hereunder in favor any Beneficiary prior to the Participant's death or in favor of any other person (other than the Company and any Participant) or to limit the Company's right to amend or terminate the Plan in any manner subject to the consent of the Participant to the extent provided in Section 5.6 notwithstanding that such amendment or termination might result in such person receiving no benefits under the Plan.

                            ARTICLE VI

                           MISCELLANEOUS

          6.1 Nonassignability. No rights or payments under this Plan shall be subject in any manner to anticipa-tion, alienation, sale, transfer, assignment, pledge, encum-brance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judg-ments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bank-ruptcy or insolvency.
          6.2 Withholding. To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.
          6.3 Gender and Number. Wherever appropriate herein, the masculine shall mean the feminine and the singu-lar shall mean the plural or vice versa.
          6.4 Notice. Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to
   (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the atten-tion of the General Counsel of the Company, and (b) in the case of a Participant or the Participant's Beneficiary, the Participant's (or such Beneficiary's mailing address main-tained in the Company's personnel records). Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the post-mark or on the receipt for registration or certification.
          6.5 Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.
          6.6 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the Company has caused this AEROFLEX INCORPORATED, SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN to be executed by its duly authorized officers and its corporate seal to be hereunto affixed on this 21 day of December, 1994.

                           AEROFLEX INCORPORATED


                           By: /s/ Michael Gorin
                               ________________________

                                Its President




   Attest:  /s/ Charles Badlato
           ---------------------
            Assistant Secretary

                              Schedule A

             Plan Participants as of January 1, 1994:



                    Harvey R. Blau

                    Michael Gorin

                    Leonard Borow

                    Charles Badlato